UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2012

Two Harbors Investment Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-34506	27-0312904
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Carlson Parkway, Suite 330

Minnetonka, MN 55305

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (612) 238-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Real Property Investment

In the first quarter of 2012, as part of the on-going diversification of our business model, we expect to begin acquiring single family residential properties in certain metropolitan areas across the United States. We intend to hold the properties for investment and rent them for income. We do not expect our investment in residential real property to represent a significant portion of our assets or to have a material impact on our operations or financial condition in the first quarter of 2012. We have no commitments to purchase any residential properties to date.

The following are certain additional risks to our business as a result of our plan to acquire a portfolio of single family residential properties as described above:

We may not be able to fully lease our properties or lease them at rates that allow us to generate a profit.

Our ability to lease our properties will be subject to many factors, including supply and demand, unemployment rates, general economic conditions and other factors that may be unique to a geographic region. We may not be able to fully lease our properties at all times or lease them at rates that allow us to generate a profit. Additionally, when leases expire or properties otherwise become vacant, we will be subject to then-applicable market conditions, which may not be as favorable.

Short-term leases of residential property may expose us to the effects of declining market rents.

We anticipate substantially all of our leases for single family residential homes will be of a relatively short duration. As these leases generally permit the residents to leave at the end of the lease term without penalty, we anticipate our rental revenues will be impacted by declines in market rents more quickly than if our leases were for longer terms.

Difficulties of selling residential real estate could limit our flexibility.

If we decide to dispose of a significant portion of our planned portfolio of residential single family homes, we may encounter difficulty in finding buyers in a timely manner as real estate investments generally cannot be disposed of quickly, especially when market conditions are poor. These factors may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions and may also limit our ability to utilize sales proceeds as a source of liquidity, which would adversely affect our ability to make distributions to shareholders or repay debt.

REIT Limitations May Affect Our Ability to Dispose of Real Property

The provisions of the Internal Revenue Code relating to REITs may limit our ability to sell properties at a profit without incurring unfavorable tax consequences. Sales of property within two years of acquisition, and sales of multiple properties within one year, may result in the gains from such sales being subject to taxation.

Competition could limit our ability to lease residential single family homes or increase or maintain rental income.

There are numerous housing alternatives which we anticipate will compete with our single family residential homes in attracting tenants. We anticipate our properties will compete directly with multifamily properties as well as condominiums and other single family homes which are available for rent or purchase in the markets in which our properties will be located. This competitive environment could have a material adverse effect on our ability to lease single family homes as well as on the rents charged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWO HARBORS INVESTMENT CORP.

	By:	/s/ Timothy O’Brien
Timothy O’Brien
Secretary and General Counsel

Date: January 10, 2012